                                     EXHIBIT 11.1

                           CALCULATION OF EARNING PER SHARE


     In the calculation of earning per share for the years ended December 31, 1997, 1996 and 1995, weighted shares outstanding have been computed as follows:

                                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                                       ----------------------------------
                                                                          1997        1996        1995
                                                                       ---------  ----------    ---------
Weighted average shares  outstanding -

   Shares outstanding from beginning of period                         6,639,587   5,548,402    4,212,499

   Sale of 40,044, 34,062 and 19,007 shares of common stock
      through Employee Stock Purchase plans, respectively                 30,588      26,483           --

   Acquisition of LOR/GB with issuance of  578,651 shares on
      Common Stock on  February 13, 1996                                      --     509,086           --

   Issuance of 1,300,000 shares of Common Stock for initial
      public offering on March 20, 1995                                       --          --    1,015,068

   Weighted options outstanding (1)                                           --          --      621,175

   Stock Options exercised during the period                              73,824     144,003      213,544
                                                                       ---------  ----------    ---------
   Weighted Average Common and Common equivalent shares
      outstanding                                                      6,743,999   6,527,974    6,062,288

(1) Excludes anti-dilutive common share equivalents in the weighted average shares outstanding calculation for 1997 and 1996.